Exhibit 10.9

GENERAL RELEASE AND SEVERANCE AGREEMENT

1.    The parties to this General Release and Severance Agreement (“Agreement”) are: (a) James M. Usdan, an individual residing in Travis County, Texas (“Usdan”); and (b) Castle Dental Centers, Inc., a Delaware corporation (“Company”).

2.    The Company has employed Usdan as its President and Chief Executive Officer through the date of this Agreement. Usdan also serves as a director of the Company and all of the Company’s wholly owned subsidiaries. All references in this Agreement to the Company shall be deemed to include, unless the context otherwise requires, all of the subsidiaries of the Company. Usdan hereby resigns from all of his positions as officer and/or director of the Company and each of its subsidiaries.

3.    The parties have agreed to settle finally and forever any and all claims between them of any nature whatsoever from any and all liability or damages of any kind, known or unknown, in contract or in tort, including without limitation: (a) Usdan’s employment by the Company, including, but not limited to, any event occurring during the time the Company employed Usdan and the circumstances in which that employment ended, (b) any existing obligation, contract, agreement or understanding between Usdan and the Company, and (c) any action by the Company or its agents, employees, officers and directors, unless otherwise expressly excepted herein.

4.    The parties agree that Usdan has received all sums owing to him by the Company pursuant to the Employment Agreement between Usdan and the Company dated May 15, 2003 (including the terms of the Employment Agreement dated July 19, 2002, which was superceded by the Employment Agreement dated May 15, 2003, (collectively, the “Employment Agreement”)) for salary and benefits through the date of this Agreement except for: (a) payment for two and one-half weeks accrued but unused vacation of $18,000; (b) payment of a $30,000 bonus he earned in connection with the restructuring of the Company as described in the Company’s Form 8-K filed with the Securities and Exchange Commission on May 29, 2003 (the “Restructuring”); (c) $53,250 in earned deferred salary from 2002 (the “Deferred Salary”); and (d) expenses for which he is entitled to reimbursement (collectively, the “Unpaid Amounts”). Upon the execution of this Agreement, the Company shall pay Usdan an amount in cash equal to the Unpaid Amounts less the amount of the Deferred Salary, such amount to be delivered to or made available to Mr. Usdan no later than Monday, June 16, 2003. The Company shall pay the Deferred Salary to Usdan in six bi-weekly installments of $8,875 each, less normal tax and other withholdings, payable in accordance with the Company’s usual payment procedures. Usdan shall have 30 days to submit requests for reimbursement of unpaid expenses in an amount not to exceed $5,000, for which the Company shall reimburse him in accordance with its usual policy with regard to reimbursement of employees.

5.    In consideration for the terms of this Agreement, the Company shall from June 14, 2003 through June 13, 2004 (the “Payment Period”), pay to Usdan as severance payments (the “Severance Payments”) $31,250.00 per month, less normal tax and other withholdings, payable in accordance with the Company’s usual payment procedures; provided that if the Company makes a Noncompete Election (as defined in Section 6(b)), the Company shall from June 14, 2004 through June 13, 2005 (the “Extended Payment Period”) pay Usdan (also part of the “Severance Payments”) $31,250.00 per month, in accordance with the Company’s customary payroll practices, subject to all applicable federal and state withholding, payroll and other taxes. If Usdan obtains any employment or consulting work during the Payment Period, Usdan shall notify the Company of such employment or consulting work and the Severance Payments shall be reduced by any amounts received pursuant thereto during the remainder of the Payment Period. Beginning on June 14, 2003, Usdan (and his covered dependents) shall be entitled to continued coverage, at the Company’s cost, under the Company’s group health plan for the applicable coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) but only if Usdan elects such COBRA continuation in accordance with the time limits and in the applicable COBRA regulations (provided that if Usdan obtains any employment or consulting work during the period during which the COBRA benefits are being paid by the Company, such benefits shall be reduced to the extent the Usdan is eligible to receive similar benefits pursuant to such new employment or consulting work).

6. Covenants of Usdan.

(a)    Confidential Information.    Usdan shall not, without the prior written consent of the Company (except as may be required in connection with any judicial or administrative proceeding or inquiry), disclose to any person any confidential information obtained by him while in the employ of the Company with respect to its business or assets, including, but not limited to, confidential information relating to the technology, properties, accounts, books, records, suppliers, trade secrets and contracts of the Company (collectively, the “Confidential Information”); provided, however, that Confidential Information shall not include any information known or available to the public (other than as a result of unauthorized disclosure by Usdan).

(b)    Covenant Not to Compete, Not to Solicit.    Usdan acknowledges that he has been provided with Confidential Information in the course of his employment with the Company. Usdan agrees that in order to protect Confidential Information, it is necessary to enter into the following restrictive covenants, which are ancillary to the enforceable promises between the Company and Usdan in Section 6(a) of the Employment Agreement. Usdan covenants that he shall, for a period of one year following the date of this Agreement (provided that such period shall be extended to two years if the Company gives Usdan written notice of its election (the “Noncompete Election”) to extend such period to two years, such notice to be sent to Usdan at least 90 days prior to the end of the one-year period beginning on the date of this Agreement) observe the following separate and independent covenants:

(i)    Neither Usdan nor any Affiliate (as defined in subsection (c) below) will, without the prior written consent of the Company, within the Area (as defined in subsection (c) below), either directly or indirectly, (1) become financially interested in a Competing Enterprise (as defined in subsection (c)

below) (other than as a holder of less than five percent (5%) of the outstanding voting securities of any entity whose voting securities are listed on a national securities exchange or quoted by the NASDAQ Stock Market, including the OTC Bulletin Board or any comparable system), or (2) engage in or be employed by any Competing Enterprise as a consultant, officer, director, or executive or managerial employee; provided that the restrictions contained in this clause (i) shall terminate if the Company fails to pay the Severance Payments when due, provided that the Company shall have 10 days from the date any such payment was due to cure any failure to make such payment.

(ii) Neither Usdan nor any Affiliate will, without the prior written consent of the Company, either directly or indirectly, on Usdan’s own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert, or appropriate, to any Competing Enterprise, any person or entity whose account with the Company was serviced by or under Usdan’s direction or supervision during the term of the Employment Agreement.

(iii) Neither Usdan nor any Affiliate will, without the Company’s prior written consent, either directly or indirectly, on Usdan’s own behalf or in the service or on behalf of others, solicit, divert, or hire away, or attempt to solicit, divert, or hire away, to any Competing Enterprise, any person employed by the Company, any of its subsidiaries or any dental practices affiliated with the Company or any of its subsidiaries through a long-term services agreement (collectively, the “Affected Parties”), whether or not such employee is a full-time or a temporary employee of any such Affected Party and whether or not such employment is pursuant to written agreement and whether or not such employment is at will.

(c) The following terms used in Section 6(b) shall have the definitions set forth below:

“Affiliate” means any person or entity directly or indirectly controlling, controlled by, or under common control with Usdan. As used herein, the word “control” means the power to direct the management and affairs of a person.

“Area” means (i) any “Metropolitan Statistical Area” or “Primary Metropolitan Statistical Area” (as each such term is defined by the Federal Office of Management and Budget) in which the Company owns a dental center or has a dental center under development and (ii) within 10 miles of any dental center owned or under development by the Company that is not located in a Metropolitan Statistical Area or a Primary Metropolitan Statistical Area.

“Competing Enterprise” means any person or any business organization of whatever form, engaged directly or indirectly within the Area in the business of the Company or any of it subsidiaries or any other related business conducted by the Company or any of its subsidiaries as of the date hereof.

7.    Releases.

(a)    Except only to enforce his rights under this Agreement and the Securities Purchase Agreement (as defined below), Usdan on behalf of himself, his Affiliates, his heirs, executors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges the Company, Sentinel Capital Partners II, L.P. (“Sentinel”), General Electric Capital Corporation (“GECC”), Midwest Mezzanine Fund II, L.P. (“Midwest”), Thomas P. Fitzpatrick (“Fitzpatrick”) and John M. Slack (“Slack”) and each of their respective parents, divisions, subsidiaries, affiliates, and related companies, and their present and former agents, employees, officers, directors, attorneys, advisors, fairness opinion givers, stockholders, plan fiduciaries, successors and assigns (collectively, the “Company Releasees”), from any and all claims, debts, obligations, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, in contract or in tort, or based on any statute or other law, state or federal (collectively, “Claims”), which Usdan has, had, or may have in the future against the Company Releasees, relating to or arising out of (a) Usdan’s employment by or services as an officer, director or employee of the Company or any of its subsidiaries, status as a shareholder of the Company, or separation from employment with the Company, (b) any other existing obligation, contract, agreement or understanding between Usdan and/or his Affiliates and any of the Company Releasees, (c) implementation of any of the transactions, agreements, or stock and/or debt issuances effected by the Restructuring, including claims for breach of fiduciary duty, including the duties of loyalty and care, or claims for breach of any other duty or obligation of any of the Company Releasees owed or allegedly owed to Usdan, his Affiliates, any other equity or debt holders in the Company or any other constituency or stakeholder group of the Company, and (d) any other act or omission by any Company Releasee other than those expressly excepted herein which occurred on or prior to the effective date of this release. Usdan’s release includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, or local laws, of any jurisdiction, that prohibit age, sex, race, national origin, color, disability, religion, veteran or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Rehabilitation Act, the Family and Medical Leave Act, or any other federal, state, or local laws of any jurisdiction), claims arising under the Employee Retirement Income Security Act, or any other statutory or common law claims related to Usdan’s employment with the Company, the continuation of Usdan’s employment with the Company, or the termination of Usdan’s employment with the Company. Except only to enforce its rights under this Agreement and the Securities Purchase Agreement, and any ancillary agreements contemplated hereby, the Company on behalf of itself, its subsidiaries and their respective successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges Usdan, and all of his Affiliates, his present and former agents, attorneys, successors and assigns (collectively, the “Usdan Releasees”), from any and all Claims which the Company has, had, or may have in the future against the Usdan Releasees relating to or arising out of: (a) Usdan’s employment by or services as an officer, director or employee of the Company or any of its subsidiaries, status as a shareholder of the Company, or separation from employment with the Company, (b) any other existing obligation, contract, agreement or understanding between Usdan and/or his Affiliates and the Company, (c) implementation of any of the transactions, agreements, or stock and/or debt issuances effected by the Restructuring, including claims for breach of fiduciary duty, including the duties of loyalty and care, or claims for breach of any other duty or obligation of any of Usdan or his Affiliates owed or allegedly owed to the Company, any other equity or debt holders in the Company or any other constituency or stakeholder group of the Company, and (d) any other act or omission by Usdan other than those expressly excepted herein which occurred on or prior to the effective date of this release. The Company’s release includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, or local laws, of any jurisdiction, that prohibit age, sex, race, national origin, color, disability, religion, veteran or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Rehabilitation Act, the Family and Medical Leave Act, or any other federal, state, or local laws of any jurisdiction), claims arising under the Employee Retirement Income Security Act, or any other statutory or common law claims related to Usdan’s employment with the Company, the continuation of Usdan’s employment with the Company, or the termination of Usdan’s employment with the Company.

(b)    Usdan understands it is his choice whether or not to enter into this Agreement and that his decision to do so is voluntary and is made knowingly.

(c)    Usdan expressly warrants and represents and does hereby state and represent that no promise or agreement which is not herein expressed has been made to him in executing this release, and that Usdan is not relying upon any statement or representation of any agent of the parties being released hereby. Usdan is relying on his own judgment and acknowledges that he has been represented by competent legal counsel in this matter. The aforesaid legal counsel has read and explained to Usdan the entire contents of this Agreement, as well as the legal consequences of this release.

8.    Except only to enforce the terms of this Agreement and the Securities Purchase Agreement, each party agrees not to bring any claim of any kind against the other party to this Agreement concerning any matter released by this Agreement. Each party further agrees that this Agreement constitutes a bar to any such future claim.

9.    Usdan is currently party to the following agreements with the Company:

(a)    The Employment Agreement;

(b)    A July 1, 2001, grant of options to acquire 325,000 shares of Common Stock, $.000001 par value per share (“Common Stock”), of the Company exercisable at $.21 per share (the “July Options”);

(c)    A March 3, 2003, grant of options to acquire 2,500,000 shares of Common Stock exercisable at $.10 per share (the “March Options” and collectively with the July Options, the “Options”);

(d)    A Preferred Stock and Subordinated Note Purchase Agreement, dated May 15, 2003, between the Company, Sentinel, GECC, Midwest, Fitzpatrick, Slack and Usdan (the “Purchase Agreement”);

(e)    A Stockholders Agreement dated May 15, 2003, between the Company, Sentinel, GECC, Midwest, Fitzpatrick, Slack and Usdan (the “Stockholders Agreement”); and

(f)    Registration Rights Agreement, dated May 15, 2003, between the Company, Sentinel, GECC, Midwest, Fitzpatrick, Slack and Usdan (the “Registration Rights Agreement”).

The Employment Agreement and the Options are hereby terminated in their entirety with no liability to the Company or Usdan. Usdan’s rights and obligations under the Purchase Agreement, the Stockholders Agreement and the Registration Rights Agreement will be terminated in their entirety with no liability to the Company or Usdan upon consummation of the transactions contemplated in the Securities Purchase Agreement.

10.    It shall be a condition precedent to the effectiveness of this Agreement that the Company, Sentinel and Usdan concurrently execute a Securities Purchase Agreement in the form of Exhibit A hereto (“Securities Purchase Agreement”) whereby: (x) Usdan sells to Sentinel and Sentinel purchases from Usdan for cash the following securities: (a) 8,022 shares of Series B Convertible Preferred Stock, par value $.000001 per share (“Series B Preferred Stock”), of the Company; and (b) $14,000 in principal amount of the Company’s 20% Subordinated Promissory Notes (the “Subordinated Notes”) for an aggregate purchase price of $726,000 in cash; and (y) Usdan sells to the Company and the Company purchases from Usdan for cash 90,000 shares of Common Stock for a purchase price of $11,780 in cash.

11.    The Company agrees that for a period of six years after the date hereof, the Company shall cause Usdan to be covered by any policy or contract of insurance obtained by it to insure its current or former directors and officers against personal liability for acts or omissions in connection with services as a director or officer of the Company or service in other capacities at the request of the Company. The coverage provided to Usdan pursuant to this paragraph shall be of a scope and on terms and conditions at least as favorable as the most favorable coverage provided to any other director or officer of the Company (or any successor). In addition, the Company represents, covenants and agrees that any and all rights to which Usdan is entitled as of the date hereof to indemnification or advancement of expenses, whether by virtue of the Company’s certificate of incorporation, bylaws or otherwise, will remain in full force and effect, in accordance with their terms, after the date hereof.

12.    No modification to any provisions contained in this Agreement shall be binding upon any party unless made in writing and signed by both parties.

13.    If any provision of this Agreement is held to be unenforceable for any reason, the remaining parts of the Agreement shall remain in full force and effect.

14.    Each party represents he or it has not assigned any portion of the claims released under this Agreement to any third party.

15.    This Agreement shall be construed in accordance with Texas law.

16.    Except as expressly set forth in this Agreement, this Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties to this Agreement. Any other agreements, discussions, promises, and representations (other than the Securities Purchase Agreement) have been and are integrated into and superseded by this Agreement.

17.    Each party has fully considered this Agreement. Each recognizes that no facts can ever be known with certainty and that no representations or warranties other than as set forth in this Agreement have been made to induce this Agreement.

18.    With respect to Usdan, this Agreement shall also bind and inure to the benefit of his respective heirs and assigns. With respect to the Company, this Agreement shall also bind and inure to the benefit of any affiliated entities, successor-in-interests, or assigns.

19.    In the event that either party should bring any action to enforce any term of this Agreement, the party who does not prevail in any such action shall pay all the reasonable attorneys’ fees and costs incurred by all other parties because of the action.

20.    The parties agree that the terms of this Agreement are the result of negotiations between the parties, and constitute a final accord and satisfaction concerning all disputes both between Usdan and the Company.

21.    No party to this Agreement admits the existence of any liability or wrongdoing, and all such liability is expressly denied.

22.    Usdan hereby covenants to each of the Company Releasees and agrees that he shall not, directly or indirectly, make or solicit or encourage others to make or solicit any disparaging remarks concerning the Company Releasees, or any of their products, services, businesses or activities. Usdan understands that if he breaches this Section 22 the Company shall have the right and remedy to terminate its obligation to make Severance Payments hereunder. The Company hereby covenants to Usdan and agrees that it shall not, directly or indirectly, make or solicit or encourage others to make or solicit any disparaging remarks concerning Usdan, or any of his businesses or activities. The Company shall give Usdan an opportunity to review and make comments on the press release the Company will issue describing his departure from the Company.

23.    If Usdan commits a breach, or clearly indicates that a breach is imminent, of any of the provisions of Paragraph 6, the Company shall have the right and remedy to obtain suitable restraining orders as allowed by law and to have the provisions of Paragraph 6 of this Agreement specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or potentially imminent breach will cause immediate irreparable injury and continuing damage to the Company and its affiliates, the exact amount of which would be difficult to ascertain. In addition, if Usdan commits a breach of Paragraph 6, the Company shall have the right and remedy to terminate its obligation to make Severance Payments hereunder. Further, Usdan acknowledges and agrees that money damages will not provide an adequate remedy, and that the Company shall be entitled to injunctive relief restraining any violation of Paragraph 6. The rights and remedies enumerated above shall be independent, and in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

24.    It is expressly understood and agreed that the covenants of Usdan contained herein are supported by independent valuable consideration, including without limitation the Company’s obligations under Paragraph 5, and that Usdan and the Company consider the restrictions contained in Paragraph 6 above to be reasonable and necessary for the purposes of preserving and protecting the business of the Company, including the goodwill of the Company, and other legitimate business interests of the Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to the scope of activity to be restrained, geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court in the minimal amount necessary so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application.

25.    No failure by any party hereto at any time to give notice of any breach by another party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

26.    This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

27.    The parties acknowledge that the Company Releasees and the Usdan Releasees are third-party beneficiaries of this Agreement.

28.    The Company will assign to Usdan all of its right, title and interest in the lease for the corporate office in Austin, Texas currently used by Usdan effective as of June 16, 2003. Usdan will assume and pay all of the Company’s obligations under such lease and will make available for pick up all of the Company’s furniture and equipment and other property located in such office to the Company within 10 days following the date hereof.

29.    Usdan will vacate the corporate apartment he has been using in Houston, Texas, as soon as practicable following the date hereof, but no later than 10 days following the date hereof.

Dated: June 13, 2002	CASTLE DENTAL CENTERS, INC.

By:
John M. Slack, Senior Vice President

Dated: June 13, 2002
James M. Usdan